Exhibit 99.1

July 28, 2010	Investor Relations Contact: Brandon Pugh (571) 434-5659 brandon.pugh@neustar.biz

Media Contact:
Allen Goldberg (202) 368-4670 allen.goldberg@neustar.biz
Neustar Reports Strong Profit for Second Quarter 2010
Net Income Increase of 17% and EBITDA Margin of 44%
Board Authorizes $300 Million Share Repurchase Plan
STERLING, VA, July 28, 2010 — Neustar, Inc. (NYSE: NSR), a provider of essential technology and directory services to its carrier and enterprise customers, today announced results for the quarter ended June 30, 2010. The company also increased its EBITDA margin guidance for full-year 2010 and announced the repurchase of up to $300 million of its Class A common shares.
Summary of Consolidated Second Quarter Results
•	Revenue increased 11% from the second quarter of 2009 to $129.0 million.

•	Net income increased 17% from the second quarter of 2009 to $28.6 million.

•	Earnings per diluted share was $0.37, an increase of 16% from $0.32 per diluted share in the second quarter of 2009.

•	EBITDA totaled $57.0 million, or 44% margin, an increase of 15% from $49.4 million, or 43%, in the second quarter of 2009.

•	Cash, cash equivalents and short-term investments totaled $362.4 million as of June 30, 2010.
“Our financial results demonstrate the ability to generate strong profits and cash flows, while continuing to deliver double-digit revenue growth,” said Jeff Ganek, Neustar’s chairman and chief executive officer. “At the same time, we are investing in new high-growth opportunities, giving us the confidence that we can grow revenue in excess of 10% in the future while maintaining strong profits. In addition, we have announced a substantial share repurchase program that maintains our ability to invest in the business, pursue strategic acquisitions, and return wealth to our shareholders.”

“We continued to benefit this quarter from our highly predictable, recurring revenue streams across the business. The growth, and resulting profitability, that comes along with this predictability is driven by customers who want secure solutions for managing their internet and data infrastructure,” commented Paul Lalljie, Neustar’s chief financial officer. “With EBITDA margin up substantially from the first quarter, we are raising our full-year EBITDA margin guidance to exceed 43%.”
Discussion of Second Quarter Results
Consolidated revenue for the quarter totaled $129.0 million, an 11% increase from $115.8 million in the second quarter of 2009. This increase was driven by growth in both the Carrier Services and Enterprise Services business segments. In particular:
•	Carrier Services revenue grew 11% to $99.0 million, due to an $11.2 million increase in Numbering Services revenue. Of this increase, $9.3 million was due to the established increase in the fixed fee under the company’s contracts to provide NPAC services. These revenue increases were partially offset by lower revenue from its order management services; and
•	Enterprise Services revenue rose 13% to $30.0 million, primarily due to a $2.6 million increase in Internet Infrastructure Services revenue resulting from greater demand from existing customers and the addition of new customers. Additionally, revenue increased by $0.8 million from its Registry Services due to a larger number of domain names and common short codes under management.
Consolidated operating expense increased 8% to $82.0 million from $75.7 million for the second quarter of 2009. The $6.3 million increase was primarily due to additional personnel and personnel-related expense to support expansion of the company’s operations into new businesses and geographies. Specifically, the company continued to expand its registry offerings into new markets, such as digital media.
Segment contribution, which excludes unallocated indirect operating costs, is as follows:
•	Carrier Services segment contribution increased 17% to $84.3 million, primarily driven by an increase in revenue from the company’s Numbering Services; and
•	Enterprise Services segment contribution increased 17% to $13.3 million, primarily due to an increase in revenue from its Internet Infrastructure Services.
Cash, cash equivalents and short-term investments totaled $362.4 million as of June 30, 2010, compared to $354.9 million as of March 31, 2010 and $342.2 million as of December 31, 2009.

Business Outlook for 2010
Based on its results for the first half of 2010 and the trends in key leading indicators of its business, Neustar provided the following guidance for 2010 results:
•	Reaffirmed revenue guidance provided on February 10, 2010, which called for revenue to range from $520 to $535 million.
•	EBITDA margin expected to exceed 43%. Prior EBITDA margin guidance provided on February 10, 2010 was to exceed 42%.
Reconciliation of Non-GAAP Financial Measures
In this press release and in other public statements, Neustar presents certain non-GAAP financial data. To place this data in an appropriate context, the following is a reconciliation of EBITDA to net income for the three and six months ended June 30, 2009 and 2010, and the year ended December 31, 2009. Also provided is a reconciliation of projected EBITDA to estimated net income for the year ending December 31, 2010.

					Year	Year
	Three Months Ended		Six Months Ended		Ended	Ended
	June 30,		June 30,		December 31,	December 31,
	2009	2010	2009	2010	2009(1)	2010(2)
			(in thousands, except per share data)
			(unaudited)
Revenue	$115,764	$128,992	$228,952	$257,983	$480,385	$527,500

Net income	$24,466	$28,573	$48,819	$53,775	$101,141	$109,000
Add: Depreciation and amortization	9,332	10,006	18,577	20,149	38,040	44,000
Less: Other expense (income)	(297)	(795)	(1,532)	(437)	(1,448)	(500)
Add: Provision for income taxes	15,873	19,188	31,534	35,633	67,865	74,500

EBITDA	$49,374	$56,972	$97,398	$109,120	$205,598	$227,000

EBITDA per diluted share	$0.65	$0.75	$1.29	$1.43	$2.72	$2.95

EBITDA margin(3)	43%	44%	43%	42%	43%	43%

Weighted average diluted common shares outstanding	75,427	76,217	75,359	76,079	75,465	77,000

(1)	The amounts expressed in this column are derived from the company’s audited consolidated financial statements for the year ended December 31, 2009.

(2)	The amounts expressed in this column are based on current estimates as of the date of this press release of results for the full year. This reconciliation is based on the midpoint of the revenue guidance.

(3)	EBITDA margin is a measure of EBITDA as a percentage of total revenue.
EBITDA, EBITDA per diluted share, EBITDA margin and segment contribution are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that these measures enhance investors’ understanding of the company’s financial performance and the comparability of the company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides the foregoing reconciliation to the most directly comparable GAAP financial measure to allow investors to appropriately consider each non-GAAP financial measure.
Conference Call
As announced on July 12, 2010, Neustar will conduct an investor conference call to discuss the company’s results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.neustar.biz). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing (877) 852-6579 (international callers dial (719) 325-4763). For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Wednesday, August 4, 2010 by dialing (877) 870-5176 (international callers dial (858) 384-5517) and entering replay PIN 2402654, or by going to the Investor Relations tab of the company’s website (www.neustar.biz).
Neustar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including reclassified historical segment information, reconciliation of segment contribution to the nearest comparable GAAP measure and reconciliations of certain other non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) solves complex communications challenges and provides market-leading, innovative solutions and directory services to enable trusted communication across networks, applications, and enterprises around the world. Visit Neustar online at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s expectations, beliefs and business results in the future, such as guidance regarding its 2010 results. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the company’s operations; modifications to or terminations of its material contracts; its ability to successfully identify and complete acquisitions; integrate and support the operations of businesses the company acquires; increasing competition; market acceptance of its existing services; its ability to successfully develop and market new services; the uncertainty of whether new services will achieve market acceptance or result in any revenue; and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect the company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and subsequent periodic and current reports. All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
		(unaudited)
Revenue:
Carrier Services	$89,168	$99,021	$177,211	$198,809
Enterprise Services	26,596	29,971	51,741	59,174

Total revenue	115,764	128,992	228,952	257,983
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	28,336	29,844	56,179	58,957
Sales and marketing	19,239	22,028	38,746	44,882
Research and development	4,514	3,278	8,827	7,356
General and administrative	14,301	15,653	27,802	34,102
Depreciation and amortization	9,332	10,006	18,577	20,149
Restructuring charges	—	1,217	—	3,566

	75,722	82,026	150,131	169,012

Income from operations	40,042	46,966	78,821	88,971
Other (expense) income:
Interest and other expense	(849)	(1,234)	(2,073)	(2,982)
Interest and other income	1,146	2,029	3,605	3,419

Income before income taxes	40,339	47,761	80,353	89,408
Provision for income taxes	15,873	19,188	31,534	35,633

Net income	$24,466	$28,573	$48,819	$53,775

Net income per common share:
Basic	$0.33	$0.38	$0.66	$0.72

Diluted	$0.32	$0.37	$0.65	$0.71

Weighted average common shares outstanding:
Basic	74,314	74,997	74,225	74,805

Diluted	75,427	76,217	75,359	76,079

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2009	2010
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$342,191	$362,420
Restricted cash	512	500
Accounts and unbilled receivables, net	67,005	72,697
Prepaid expenses and other current assets	18,087	21,494
Deferred tax assets	6,973	7,110

Total current assets	434,768	464,221

Property and equipment, net	73,881	76,571
Goodwill and intangible assets, net	127,206	124,854
Other assets, long-term	6,825	6,283
Deferred tax assets, long-term	5,124	6,334

Total assets	$647,804	$678,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$72,052	$44,230
Deferred revenue	26,117	30,884
Notes payable and capital lease obligations	11,222	9,033
Accrued restructuring reserve	2,459	1,904
Other liabilities	6,655	2,016

Total current liabilities	118,505	88,067

Deferred revenue, long-term	8,923	9,133
Notes payable and capital lease obligations, long-term	10,766	7,257
Accrued restructuring reserve, long-term	1,111	578
Other liabilities, long-term	4,062	4,434

Total liabilities	143,367	109,469
Total stockholders’ equity	504,437	568,794

Total liabilities and stockholders’ equity	$647,804	$678,263

NEUSTAR, INC.
SEGMENT REVENUE AND CONTRIBUTION
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
	(unaudited)		(unaudited)
Revenue(1)
Carrier Services	$89,168	$99,021	$177,211	$198,809
Enterprise Services	26,596	29,971	51,741	59,174

Total revenue	$115,764	$128,992	$228,952	$257,983

Segment contribution(2)
Carrier Services	$72,323	$84,332	$145,685	$170,401
Enterprise Services	11,318	13,261	20,502	26,049

Total segment contribution	$83,641	$97,593	$166,187	$196,450

(1)	Carrier Services:
•	Numbering Services

•	Order Management Services

•	IP Services
Enterprise Services:
•	Internet Infrastructure Services

•	Registry Services
(2)	Segment contribution excludes certain unallocated costs within the following expense classifications: cost of revenue, sales and marketing, research and development, and general and administrative. In addition, depreciation and amortization and restructuring charges are excluded from segment contribution. Such unallocated costs totaled $43.6 million and $50.6 million for the three months ended June 30, 2009 and 2010, respectively, and totaled $87.4 million and $107.5 million for the six months ended June 30, 2009 and 2010, respectively.